As filed with the Securities and Exchange Commission on December 14, 2017.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8 REGISTRATION STATEMENT NO. 333-135226
FORM S-8 REGISTRATION STATEMENT NO. 333-129894

POST-EFFECTIVE AMENDMENT NO. 2
TO
FORM S-8 REGISTRATION STATEMENT NO. 333-25855

UNDER
 THE SECURITIES ACT OF 1933

ROYAL BANCSHARES OF PENNSYLVANIA, INC.
(Exact name of Registrant as specified in its charter)

Pennsylvania	23-2812193
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Bala Plaza, Suite 522, 231 St. Asaph’s Road, Bala Cynwyd, Pennsylvania 19004
(610) 668-4700
 (Address, including zip code and telephone number, of Principal Executive Offices)

Royal Bancshares of Pennsylvania, Inc.
 Stock Option and Appreciation Right Plan

Royal Bancshares of Pennsylvania, Inc.
 Stock Option and Appreciation Right Plan

Royal Bancshares of Pennsylvania, Inc.
Outside Directors’ Stock Option Plan
 (Full title of the plan)

Michael Thompson
Executive Vice President and Chief Financial Officer
Royal Bancshares of Pennsylvania, Inc.
One Bala Plaza, Suite 522
231 St. Asaph’s Road
Bala Cynwyd, Pennsylvania 19004
 (610) 668-4700
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (each, a “Post-Effective Amendment”) relate to the following Registration Statements of Royal Bancshares of Pennsylvania, Inc. (the “Company”) on Form S-8 (collectively, the “Registration Statements” and each a “Registration Statement”):

•
Registration Statement on Form S-8 (File No. 333-135226) filed with the Securities and Exchange Commission (the “SEC”) on June 22, 2006 pertaining to the Company’s Stock Option and Appreciation Right Plan, registering 150,000 shares of Company Class A common stock, $2.00 par value per share (“Common Stock”) issuable under such plan;

•
Registration Statement on Form S-8 (File No. 333-129894) filed with the SEC on November 22, 2005 pertaining to the Company’s Stock Option and Appreciation Right Plan, registering 150,000 shares of Common Stock issuable under such plan; and

•
Registration Statement on Form S-8 (File No. 333-25855) filed with the SEC on April 25, 1997 pertaining to the Company’s Outside Directors’ Stock Option Plan, registering 1,150,000 shares of Common Stock issuable under such plan.

The Company will merge with and into Bryn Mawr Bank Corporation on December 15, 2017.  In accordance with the undertakings of the Company contained in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered for issuance that remain unsold at the termination of the offering, the Company is filing these Post-Effective Amendments to the Registration Statements to remove and withdraw from registration all, if any, securities of the Company registered but unsold under the Registration Statements as of the date hereof.

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SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing these Post-Effective Amendments No. 1 or No. 2, as the case may be, to the Registration Statements on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in Bala Cynwyd, Pennsylvania on this 14 day of December, 2017.

By:	/s/ Michael Thompson
Michael Thompson
Executive Vice President and Chief Financial
Officer (Principal Financial Officer)

Pursuant to Rule 478 of the Securities Act of 1933, as amended, the registrant, acting by and through its duly authorized officer, has the power to sign these Post-Effective Amendments No. 1 or No. 2, as the case may be, to the Registration Statements.

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